UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 19, 2010

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

On February 19, 2010 Nautilus, Inc., a Washington corporation (the “Company”), completed the sale of certain additional assets of its commercial fitness equipment business in connection with its previously announced planned divestiture of its commercial division. The sale was completed pursuant to the terms of (i) an Asset Purchase Agreement executed on February 19, 2010 and dated effective as of February 18, 2010 (the “Purchase Agreement”), (ii) a Commercial License Agreement executed on February 19, 2010 and dated effective as of February 18, 2010 (the “License Agreement”) and (iii) a Lease Agreement executed on February 23, 2010 and dated effective as of February 19, 2010 (the “Lease Agreement”), each between the Company and Med-Fit Systems, Inc. (“Med-Fit”) .

Pursuant to the Purchase Agreement, Nautilus sold to Med-Fit certain equipment and other fixed assets, and raw materials, work-in-process and spare parts inventories, all of which were related to commercial-grade products manufactured in the Company’s Independence, Virginia facility (the “Purchased Assets”). In addition, Med-Fit assumed certain liabilities of Nautilus, including the outstanding warranty liability for certain Nautilus commercial fitness products in North America. The total cash payment for the Purchased Assets is $2.8 million, of which $300,000 was paid at closing. The remainder of the cash payment (approximately $2.5 million) is payable in installments through November 2011.

Pursuant to the License Agreement, the Company granted to Med-Fit a license to certain patents, trademarks and other intellectual property enabling Med-Fit to produce or procure, market and sell certain cardio fitness and strength products only in the commercial channel using certain of the Company’s trademarks including the Nautilus® and Nautilus One® marks. The Company is entitled under the License Agreement to royalties based on net sales of the licensed products by Med-Fit. Royalties are subject to minimum annual payments, ranging from $300,000 to $800,000, beginning in 2010 and subject to adjustment based on the consumer price index each year thereafter. The License Agreement is subject to termination based on a failure by Med-Fit to pay required royalties and for other material breaches of the License Agreement. The License Agreement has an initial term through December 31, 2013, subject to a two-year extension term with respect to cardio products and a perpetual renewal term with respect to strength products.

Pursuant to the Lease Agreement, the Company leased to Med-Fit its manufacturing and warehouse facility in Independence, Virginia. The term of the Lease Agreement extends through December 31, 2012. The lease provides for nominal monthly rental through August 31, 2010, at which time an option granted to Med-Fit to purchase the leased premises for $2.2 million expires. If the option is not exercised the lease provides for a monthly rental of $40,000 per month through the remainder of the term.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

February 25, 2010	By:	/s/ Kenneth L. Fish
Kenneth L. Fish
Chief Financial Officer

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